                                                                EXHIBIT 99(a)
                                                                -------------

                              FOR IMMEDIATE RELEASE

Contacts:         Sandra L. Stockhorst               Tina M. Farrington
                  VP, Investor Relations             SVP, Marketing
                  (419) 784-4023                     (419) 784-2549


             RURBAN FINANCIAL CORP. NAMES RICHARD C. BURROWS INTERIM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

DEFIANCE, Ohio, May 1, 2002 - Rurban Financial Corp. (NASDAQ: RBNF) (the "Company") announced today that Thomas C. Williams has resigned his positions as President, Chief Executive Officer and a director of the Company. The Company's Board of Directors has appointed Richard C. Burrows to act as interim President and Chief Executive Officer and has also established a search committee which will immediately commence the search for a replacement for Mr. Williams.

Mr. Burrows prior service with the Company extended for approximately 20 years, most recently serving on the Board of Directors of the Company and The State Bank and Trust Company until 2001. Mr. Burrows also previously served as the President and Chief Executive Officer of the Company and The State Bank and Trust Company from 1985 to 1995 during which time the Company performed well with steady growth. Steven D. VanDemark, Chairman of the Board of Directors of the Company, commented that "the Company is very fortunate to have a person the caliber of Mr. Burrows to serve as interim President and Chief Executive Officer. We are confident that Mr. Burrows will provide the necessary leadership to guide the Company during this transition period. The appointment of Mr. Burrows will also allow the Board of Directors the necessary time to conduct a thorough and comprehensive search for Mr. Williams' replacement."

About Rurban Financial Corp.
----------------------------

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio. The Company's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

The Company's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., RFC Banking Company (which consists of the following divisions: The Peoples Banking Company, The First Bank of Ottawa and The Citizens Savings Bank Company), Rurbanc Data Services, Inc. (RDSI), and Rurban Life Insurance Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, Cuyahoga, and Summit. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Forward-Looking Statements
--------------------------

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed or implied in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.